Exhibit 99.3

Independent Auditors’ Report

The Board of Directors

Qype GmbH:

We have audited the accompanying consolidated balance sheets of Qype GmbH and subsidiaries as of December 31, 2011 and 2010 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated changes in equity, consolidated cash flows and notes to the consolidated balance sheets for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qype GmbH and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG AG Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

December 20, 2012

Qype GmbH, Hamburg

Consolidated Statement of Financial Position

Assets		31.12.2011 EUR	31.12.2010 EUR	1.1.2010 EUR
Non-current assets		629,584.54	319,057.83	139,566.32
Intangible assets	(14)	213,501.81	12,651.46	13,488.46
Software		24,733.46	12,651.46	13,488.46
Goodwill		188,768.35	0.00	0.00
Operating and office equipment	(13)	195,523.78	172,519.02	90,531.96
Other financial assets	(18)	220,558.95	133,887.35	35,545.90

Current assets		1,888,032.75	4,018,320.57	3,064,964.35
Receivables and other assets		1,456,006.76	1,161,120.41	1,133,220.98
Trade receivables	(17)	1,185,673.33	998,995.22	1,048,626.63
Other assets	(18)	270,333.43	162,125.19	84,594.35
Other financial assets		152,303.14	25,012.99	33,617.09
Other non-financial assets		118,030.29	137,112.20	50,977.26
Marketable securities	(15)	0.00	1,174,976.49	1,699,383.84
Cash and bank balances	(19)	432,025.99	1,682,223.67	232,359.53

		2,517,617.29	4,337,378.40	3,204,530.67

Equity and liabilities		31.12.2011 EUR	31.12.2010 EUR	1.1.2010 EUR
Equity	(20)	-4,804,661.67	1,553,924.21	1,611,035.97
Subscribed capital		124,691.00	124,691.00	106,800.00
Capital reserve		20,195,123.57	19,999,698.52	13,517,898.35
Reserve for changes in the fair value of available-for-sale securities		0.00	3,594.00	24,808.01
Foreign currency exchange reserve		-31,943.45	-51,872.97	8,254.70
Retained earnings		-25,092,532.79	-18,522,186.34	-12,046,725.09

Non-current liabilities		21,910.27	0.00	0.00
Other financial liabilities	(25)	21,910.27	0.00	0.00

Current liabilities		7,300,368.69	2,783,454.19	1,593,494.70
Provisions	(24)	1,873,715.92	1,306,124.40	788,200.00
Trade payables	(25)	1,095,626.39	384,842.32	747,482.93
Shareholder loans	(21)	2,855,947.38	100.00	0.00
Other liabilities	(25)	812,826.80	295,315.21	57,811.77
Other financial liabilities		157,777.49	74,351.32	40,557.70
Other non-financial liabilities		655,049.31	220,963.89	17,254.07
Deferred income	(23)	662,252.20	797,072.26	0.00

		2,517,617.29	4,337,378.40	3,204,530.67

Qype GmbH, Hamburg

Consolidated Income Statement

		2011 EUR	2010 EUR
Revenues	(6)	6,476,806.73	3,876,774.07
Other operating income	(7)	25,359.06	38,992.94
Expenses for purchased services	(8)	-31,715.29	-31,841.67
Personnel expenses	(9)	-6,617,189.90	-4,418,446.19
Depreciation and amortization	(10)	-91,846.31	-58,394.86
Other operating expenses	(11)	-6,283,057.04	-5,908,667.28

Operating income		-6,521,642.75	-6,501,582.99
Finance income	(12)	4,901.03	33,312.99
Finance expenses	(12)	-136,453.55	-165.81

Result before income taxes		-6,653,195.27	-6,468,435.81
Income taxes	(16)	82,848.82	-7,025.44
Net loss		-6,570,346.45	-6,475,461.25

Qype GmbH, Hamburg

Consolidated Statement of Changes in Equity

		Subscribed capital	Capital reserve	Reserve for changes in the fair value of available-for- sale securities	Currency exchange reserve	Retained earnings	Consolidated equity
		EUR	EUR	EUR	EUR	EUR	EUR
Status: 1 January 2010		106,800.00	13,517,898.35	24,808.01	8,254.70	-12,046,725.09	1,611,035.97

Capital increase	(20)	17,891.00	6,481,800.17	0.00	0.00	0.00	6,499,691.17
Fair value change of available-for-sale securities	(16)	0.00	0.00	-21,214.01	0.00	0.00	-21,214.01
Currency translation		0.00	0.00	0.00	-60,127.67	0.00	-60,127.67
Consolidated net loss for the year		0.00	0.00	0.00	0.00	-6,475,461.25	-6,475,461.25

Status: 31 December 2010		124,691.00	19,999,698.52	3,594.00	-51,872.97	-18,522,186.34	1,553,924.21

Equity portion of convertible loan granted	(21)	0.00	195,425.05	0.00	0.00	0.00	195,425.05
Utilisation available-for-sale reserve	(16)	0.00	0.00	-3,594.00	0.00	0.00	-3,594.00
Currency translation		0.00	0.00	0.00	19,929.52	0.00	19,929.52
Consolidated net loss for the year		0.00	0.00	0.00	0.00	-6,570,346.45	-6,570,346.45

Status: 31 December 2011		124,691.00	20,195,123.57	0.00	-31,943.45	-25,092,532.79	-4,804,661.67

Qype GmbH, Hamburg

Consolidated Statement of Comprehensive Income

		2011 EUR	2010 EUR
Net loss		-6,570,346.45	-6,475,461.25
Currency translation		19,929.52	-60,127.67
Net change in fair value of available-for-sale financial assets	(16)	-3,594.00	-21,214.01

Total comprehensive income		-6,554,010.93	-6,556,802.93

Qype GmbH, Hamburg

Consolidated Cash Flow Statement

		2011 EUR	2010 EUR
Net loss for the year		-6,570,346.45	-6,475,461.25
Amortisation and depreciation	(10)	91,846.31	58,394.86
Finance cost	(12)	131,552.52	-33,147.18
Interest received less interest paid		4,307.99	33,143.31
Tax expense (income)	(16)	-82,848.82	7,025.44
Tax paid (received)		-193.26	0.00
Increase in provisions		555,491.52	517,924.40
Other non-cash items		16,335.52	-81,341.68
Loss on disposal of non-current assets		0.00	1,642.00
Increase in trade receivables and other assets		-334,830.53	-126,240.88
Increase in trade payables and other liabilities		1,034,145.58	671,935.09

Net cash used in operating activities		-5,154,539.62	-5,426,125.89
Proceeds from the sale of non-current assets		0.00	1,271.42
Acquistion of subsidiary, net of cash acquired	(3)	-172,037.06	0.00
Payments for investments in intangible assets	(14)	-3,302.07	-5,215.19
Payments for investments in property, plant and equipment	(13)	-92,383.12	-135,304.91

Net cash used in investing activities		-267,722.25	-139,248.68
Proceeds from issuing convertible loans	(21)	2,999,999.00	100.00
Proceeds from capital contributions	(20)	0.00	6,499,691.17
Net cash provided by financing activities		2,999,999.00	6,499,791.17

Change in cash and cash equivalents		-2,422,262.87	934,416.60

Cash and cash equivalents at the beginning of the period		2,857,200.16	1,931,743.37
Effect of exchange rate changes on cash and cash equivalents		-2,911.30	-8,959.81

Cash and cash equivalents at the end of the period		432,025.99	2,857,200.16
1. Marketable securities	(15)	0.00	1,174,976.49
2. Cash and bank balances	(19)	432,025.99	1,682,223.67

Cash and cash equivalents at the end of the period		432,025.99	2,857,200.16

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(1)	Reporting entity	2
(2)	Basis for preparation	2
(3)	Significant accounting policies	4
(4)	New standards and interpretations not yet adopted	13
(5)	Determination of fair values	15
(6)	Revenue	16
(7)	Other operating income	17
(8)	Cost of materials	17
(9)	Personnel expenses	17
(10)	Depreciation and amortization	17
(11)	Other operating expenses	18
(12)	Finance income and finance costs	18
(13)	Operating and office equipment	19
(14)	Intangible assets and goodwill	20
(15)	Marketable securities	20
(16)	Taxes	21
(17)	Trade receivables	23
(18)	Non-current and current other assets	23
(19)	Cash and bank balances	23
(20)	Capital and reserves	23
(21)	Loans and borrowings	23
(22)	Share-based payment arrangements	24
(23)	Deferred income	24
(24)	Provisions	24
(25)	Trade and other payables	26
(26)	Segment Reporting	27
(27)	Financial instruments	27
(28)	Operating leases	34
(29)	Related parties	35
(30)	Group entities	37
(31)	Subsequent events	37
(32)	First-time adoption of IFRS	39

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

NOTES TO THE CONSOLIDATION AND ACCOUNTING POLICIES

(1) Reporting entity

Qype GmbH (the ‘Company’ or ‘Qype’) is a company domiciled in Hamburg / Germany. The address of the Company’s registered office is Großer Burstah 50-52, 20457 Hamburg. The consolidated financial statements of the Company as at and for the year ended 31 December 2011 comprise the Company and its subsidiaries (together referred to as the ‘Group’ and individually as ‘group entities’). The Group primarily is engaged in the provision of services in the Internet, especially the operation of a search engine and a platform for the evaluation of suppliers of all kinds of goods and services.

Qype is an online recommendations portal, for which the Company operates the www.qype.com website. Visitors can search via the Qype online platform for recommendations for services in their vicinity. This is also carried out via a Qype application for smartphones. In particular business people can register their businesses on Qype and advertise with their customers’ recommendations.

The Group generates earnings through premium memberships of registered business people, through advertising opportunities such as banner advertising on their own website, and through virtual pass through from their own website to other commercial websites.

The consolidated financial statements were authorized for issue by the Board of Directors on December 19, 2012.

(2) Basis for preparation

(a) Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). We have applied the IFRS for the consolidated financial statements as issued by the International Accounting Standards Board (IASB) and the interpretations about them issued by the International Financial Reporting Interpretations Committee (IFRIC), in force on the balance sheet date, completely and without any restrictions in recognition, measurement and disclosure in the 2011 consolidated financial statements. These are the Group's first financial statements prepared in accordance with IFRS (see note 32 for explanation of the transition to IFRS).

The consolidated financial statements are prepared in Euros. All figures are in Euro (EUR) unless stated otherwise.

(b) Basis of measurement and presentation

Assets and liabilities were classified as current if it was anticipated that these could be realized or settled within twelve months of the balance sheet deadline.

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the statement of financial position:

•	liabilities for cash-settled share-based payment arrangements are measured at fair value; and

•	available-for-sale financial assets are measured at fair value.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

In the income statement expenses are presented based on their nature.

(c) Going-concern assumption

Until October 2012 the former shareholders provided loans amounting to EUR 6.2 million to finance the company’s operations during 2012 (see note 31). With the acquisition by Yelp Inc. at the end of October 2012 the new shareholder is now providing funding for the required financing of operations. Management has received a commitment from Yelp Inc. that Yelp Inc. will provide liquidity to the Company for at least 18 months from December 14th, 2012 to compensate for any negative cash flows generated by the Company. On this basis that this support will be received, we assume that Qype will be able to continue as a going concern.

(d) Functional and presentation currency

These consolidated financial statements are presented in Euro. The assets and liabilities of foreign subsidiaries with functional currencies other than the Euro are translated into Euro using the exchange rates at the end of the reporting period, while the income statement of such subsidiaries are translated using the average exchange rate during the period. Foreign currency differences resulting from translating foreign currency financial statements are reported as a separate component of equity.

(e) Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the consolidated financial statements is included in the following notes:

•	Note 28 – lease classification.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

•	Note 2 (c) – going-concern assumption

•	Note 3 (f) – Impairment test for goodwill

•	Note 16 – utilisation of tax losses

•	Note 24 – provisions.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(3) Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

(a) Basis of consolidation

(i) Business combinations

Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, the Group takes into consideration potential voting rights that currently are exercisable.

The Group measures goodwill at the acquisition date as the fair value of the consideration transferred; less the net recognised amount of the identifiable assets acquired and liabilities assumed, measured at their respective fair values. When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss after reassessing the identification and measurement of the assets acquired and liabilities assumed.

Qype acquired all shares in cooledeals GmbH, Munich, on 28 February 2011 for a purchase price of EUR 179.675,78 (all cash). The company was engaged in sourcing and selling coupon-deals via internet on a commission basis. Effective 1 March 2011 the company was merged with Qype GmbH. The coupons and vouchers model complements our existing reviews and recommendation business by adding more value to the existing premium listing offering and our existing sales force are also selling the deals as part of their overall sales pitch. We expect, that the business combination enhances also the customer base. That means the number of sales people selling increased by three (cooledeals only) to sixty (Qype and cooledeals combined).

In acquisition accounting we determined that the, carrying amounts of assets and liabilities of cooledeals GmbH approximate their fair values. The assets acquired were mostly trade receivables and other assets (EUR 46.727,42) and cash (EUR 7.638,72). The liabilities assumed mostly were other liabilities (EUR 4.711,37) and trade payables (EUR 58.041,31). The transaction did result in the recognition of goodwill amounting to EUR 188.768,35.

The company’s contribution to consolidated revenues since the acquisition date amounts to kEUR 278. The consolidated financial statements include a loss for the company of kEUR 365 since the acquisition date. Had the business combination been effected at the beginning of the year, the contribution to revenue would have been kEUR 303 and the loss from the cooledeals GmbH would be increased to kEUR 398.

(ii) Subsidiaries

Subsidiaries are entities controlled by the Group. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(iii) Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency

(i) Foreign currency transactions

Transactions in foreign currencies are translated into Euro using the foreign exchange rate ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies at the reporting date are translated into Euro using the exchange rates at the end of the period. Gains or resulting from foreign currency denominated transactions are included in other non-operating income and expense.

(ii) Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to Euro at exchange rates at the reporting date. The income and expenses of foreign operations are translated using the average exchange rate for the year.

Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve (translation reserve) in equity.

The following exchange rates have been used for the translation of GBP to EUR:

	2011	2010
Income statement (average)	1,1525	1,1659
Balance sheet (end of year)	1,1934	1,1674

(c) Financial instruments

(i) Non-derivative financial assets

The Group initially recognises loans and receivables on the date that they are originated. All other financial assets are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

The Group classifies non-derivative financial assets into the following categories: loans and receivables and available-for-sale financial assets.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables comprise other financial assets and receivables and other assets.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available for sale or are not classified in any of the other categories of financial assets. Available-for-sale financial assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses and foreign currency differences on available-for-sale debt instruments, are recognised in other comprehensive income and presented in the fair value reserve in equity. When an investment is derecognised, the gain or loss accumulated in equity is reclassified to profit or loss.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments.

(ii) Derivative financial instruments

No derivative financial instruments are employed.

(iii) Non-derivative financial liabilities

The Group initially recognises debt securities issued on the date that they are originated. All other financial liabilities are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire.

The Group classifies non-derivative financial liabilities into the other financial liabilities category. Such financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest method.

Other financial liabilities comprise liabilities to shareholders, other liabilities and trade payables.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(iv) Subscribed capital

Subscribed capital is classified as equity.

(v) Compound financial instruments

Compound financial instruments issued by the Group are convertible notes denominated in Euro that can be converted to share capital at the option of the holder.

The liability component of a compound financial instrument is recognised initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognised initially at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortised cost using the effective interest method. The equity component of a compound financial instrument is not remeasured subsequent to initial recognition.

Interest related to the financial liability is recognised in profit or loss. On conversion, the financial liability is reclassified to equity and no gain or loss is recognised.

(d) Operating and office equipment

(i) Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset.

Any gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(ii) Subsequent costs

Subsequent expenditure is capitalised only when it is probable that the future economic benefits associated with the expenditure will flow to the Group. Ongoing repairs and maintenance is expensed as incurred.

(iii) Depreciation

Items of property, plant and equipment are depreciated on a straight-line basis in profit or loss over the estimated useful lives of each component. Items of equipment are depreciated from the date that they are installed and are ready for use.

The estimated useful lives for the current and comparative year of significant items of equipment are as follows:

•	Other operating and office equipment 3–10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(e) Intangible assets and goodwill

(i) Goodwill

Goodwill that arises on the acquisition of subsidiaries is presented with intangible assets. For the measurement of goodwill at initial recognition, see note 3(a)(i). Goodwill is measured at cost less accumulated impairment losses.

(ii) Other intangible assets

Other intangible assets that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses.

(iii) Subsequent expenditure

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognised in profit or loss as incurred.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(iv) Amortisation

Except for goodwill, intangible assets are amortised on a straight-line basis in profit or loss over their estimated useful lives, from the date that they are available for use.

The estimated useful lives for the current and comparative years are as follows:

•	Software 3 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(f) Impairment

(i) Non-derivative financial assets

A financial asset not classified as at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, and that loss event(s) had an impact on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired includes default or delinquency by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy.

Financial assets measured at amortised cost

The Group considers evidence of impairment for financial assets measured at amortised cost (loans and receivables) at both a specific asset and collective level. All individually significant assets are assessed for specific impairment. Those found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Assets that are not individually significant are collectively assessed for impairment by grouping together assets with similar risk characteristics.

In assessing collective impairment, the Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against loans and receivables. Interest on the impaired asset continues to be recognised. When an event occurring after the impairment was recognised causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Available-for-sale financial assets

Impairment losses on available-for-sale financial assets are recognised by reclassifying the losses accumulated in the reserve for changes in the fair value of available-for-sale securities in equity to profit or loss. The cumulative result that is reclassified from equity to profit or loss is the difference between the acquisition cost, net of any principal repayment and amortisation, and the current fair value, less any impairment loss recognised previously in profit or loss. Changes in cumulative impairment losses attributable to application of the effective interest method are reflected as a component of interest income. If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognised, then the impairment loss is reversed, with the amount of the reversal recognised in profit or loss. However, any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognised in other comprehensive income.

(ii) Non-financial assets

The carrying amounts of the Group’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment. An impairment loss is recognised if the carrying amount of an asset or cash-generating unit (CGU) exceeds its recoverable amount. The CGUs within the Qype Group are the three consolidated legal entities.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

Based on the estimates and assumptions the management approves a three-year-plan for the determination of the recoverable amount per CGU. The major assumptions are higher sales volumes with slightly higher operational costs resulting in a profitable business starting 2013. For the annual impairment test of goodwill on 31 December 2011 the market-based discount rate was 9,73%. This is a pre-tax interest rate and is based on risk-free interest of 3,365% and a market risk premium of 5,75%. In addition, a beta factor of 1,1 and a taxation rate of 30,0% are also factored in. For the terminal value we assumed a growth rate of 1,5%.

If the expected cash flows had been 10% lower, there would have been no impairment requirements in the consolidated financial statements. With a 10% increase in the discounting rate there would also have been no impact.

Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(g) Employee benefits

Share-based payment transactions

The fair value of the amount payable to employees in respect of share appreciation rights, which are settled in cash, is recognised as an expense with a corresponding increase in liabilities, over the period that the employees become unconditionally entitled to payment. The liability is remeasured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognised as personnel expenses in profit or loss.

(h) Provisions

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

(i) Revenue

Income from user fees (Local and partnership sales), provisions for deals (Vouchers) and advertising (Brand sales) is recognized over the duration of the contract. All received advance payments for future periods are recognized as deferred income in the statement of financial position and revenue is recognized in subsequent periods.

(j) Leases

(i) Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

(k) Finance income and finance costs

Finance income comprises interest income on funds invested (including available-for-sale financial assets) and gains on the disposal of available-for-sale financial assets. Interest income is recognised as it accrues in profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions and contingent consideration and losses on disposal of available-for-sale financial asset.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(l) Tax

Tax expense comprises current and deferred tax. Current tax and deferred tax is recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•	temporary differences related to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. In determining the amount of current and deferred tax the Company takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Company believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Company to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact tax expense in the period that such a determination is made.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised.

(4) New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2011, and have not been applied in preparing these consolidated financial statements. The Group does not plan to adopt these standards early. Unless otherwise specified, the effects on the Qype Group’s financial statements are assessed presently.

On October 7, 2010, the IASB published changes to IFRS 7 “Financial Instruments: Disclosures”. The changes relate to expanded disclosure requirements in the context of transferring financial assets. With that, the link between financial assets that are not completely derecognized and the corresponding financial liabilities will become more comprehensible. Furthermore, the type and, especially, the risk of continuing involvement of derecognized financial assets will be better rated. Application of the changes to IFRS 7 is mandatory for fiscal years beginning on or after July 1, 2011. Comparative figures are not required in the first year of application. The future application of IFRS 7 will not have a material impact on the reporting of the asset, financial and earnings position of the Qype Group.

On November 12, 2009 the IASB published changes to IFRS 9 “Financial Instruments: Classification and Measurement” and on October 28, 2010, it released amendments to the standard. The accounting and measurement of financial instruments according to IFRS 9 will replace IAS 39. In the future, financial assets will be classified and measured in two groups only: amortized costs or fair value. The amortized costs group of financial assets comprises those financial assets that only plan to give rise to interest and redemption payments on specified dates and those that will be held in the context of a business model with the objective of retaining assets. All other financial assets will form the fair value group. Under certain circumstances, financial assets in the amortized costs group may – as before – instead be designated as fair value (fair value option). Value changes of financial assets in the fair value group are to be measured principally by profit or loss. However, for particular equity instruments it is possible to exercise the right to recognize value changes under other income. Claims for dividends from these financial assets are, however, reported as profit or loss. The regulations for financial liabilities are covered principally by IAS 39. The most significant difference concerns the recognition of value changes in fair value financial liabilities. In the future these will be split up: the part apportionable to its own credit risk will be reported under other income, while the remaining part of value changes will be reported as profit or loss. IFRS 9 is to be first applied in fiscal years starting on or after January 1, 2015.

On December 20, 2010, the IASB published changes to IAS 12 “Income taxes”. This is an amendment in regards to calculating deferred taxes on investment property recognized at fair value (IAS 40.33). The change also includes SIC 21 “Income Taxes – Recovery of Revalued Non-Depreciable Assets”. With investment property it is often difficult to assess whether to reverse existing taxable temporary differences in the context of ongoing use or in the course of sale. The amendments to IAS 12 clarify that the value of deferred taxes on the basis of the rebuttable presumption is still to occur and that the reversal by sale is occurring now. The amendments are to be first applied in fiscal years starting on or after January 1, 2012. Earlier application is permitted. The changes to IAS 12 will have no impact on the financial and earnings position of the Qype Group.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

On May 12, 2011, the IASB published five new and revised standards that amend the regulation of consolidation and accounting of associated and joint venture investments and the associated disclosures. They are: IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements”, IFRS 12 “Disclosure of Interests in Other Entities”, IAS 27 “Separate Financial Statements” (revised 2011) and IAS 28 “Investments in Associates and Joint Ventures” (revised 2011).

IFRS 10 replaces the consolidation guidelines in the previous IAS 27 “Consolidated and Separate Financial Statements” and SIC 12 “Consolidation – Special Purpose Entities”. The new IAS 27 “Separate Financial Statements” (revised 2011) contains henceforth only the regulations on accounting for subsidiaries, joint ventures and associated companies in IFRS separate financial statements. In the revised IFRS 10, the term “control” has been comprehensively redefined. It now states that control is given if the potential parent company holds the decision-making power over the subsidiary, based on voting or other rights, it contributes to positive or negative returns from the subsidiary and can influence these returns with its decision-making powers. From this standard, the effects on the extent of the scope of consolidation including, among other things, special purpose entities can arise. The Qype Group does not foresee any significant future changes to the scope of consolidation as a result of the application of IFRS 10. The effects of the new IFRS 10 regulation on the scope of consolidation will continue to be investigated on a case-by-case basis. The new standard is to be first applied to fiscal years starting on or after January 1, 2013. IFRS 10 will be applied retroactively if the classification as subsidiary is established differently between IAS 27/SIC–12 and IFRS 10 for an investment. Early application is currently only permitted simultaneously for IFRS 11 and IFRS 12, as well as for IAS 27 and IAS 28, which were revised in 2011.

While establishing IFRS 11 “Joint Arrangements”, adjustments were also made to IAS 28. IAS 28 regulates (and always has done) the use of the equity method. The creation of IFRS 11 will greatly increase its scope, as in the future all joint ventures and not just investments in associated companies will have to be assessed using the equity method. The use of proportionate consolidation for joint ventures is therefore inapplicable. The new standard is to be first applied to financial years starting on or after January 1, 2013. There are specific transition rules, for example for the transition from proportionate consolidation to the equity method. Early application is currently only permitted simultaneously for IFRS 10 and IFRS 12, as well as for IAS 27 and IAS 28, which were revised in 2011. The changes will have no impact on the asset, financial and earnings position of the Qype Group.

IFRS 12 “Disclosure of Interests in Other Entities” brings together the regulations for declaring an interest in subsidiaries, joint or associated companies and unconsolidated structured entities. The required declarations are considerably more extensive compared to the previous requirements of IAS 27, IAS 28 and IAS 31. The objective of IFRS 12 is to allow the users of financial statements to find the quantitative and qualitative information they require to evaluate the nature of and risks associated with the interests in other entities as well as the effects of those interests on the asset, financial and earnings position. The new standard is to be first applied to fiscal years starting on or after January 1, 2013.

The standard IFRS 13 “Fair Value Measurement” was published on May 12, 2011. IFRS 13 sets out, in a single standard, uniform measurement bases to measure fair value. There will only be further regulations, specifically for IAS 17 and IFRS 2. According to IFRS 13, fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability. What the fair value measurement techniques acknowledge as financial assets will be introduced into a 3-tiered “fair value hierarchy” that will rank them according to observed market price. The new fair value measurements may lead to different values compared to the previous system. The standard is to be first applied to fiscal years starting on or after January 1, 2013. Earlier application is permitted. The future application of IFRS 13 should not have a material impact on the reporting of the asset, financial and earnings position of the Qype Group

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

On June 16, 2011, the IASB published a revision of IAS 19 “Employee Benefits”. Alongside extensive benefit disclosure requirements, the following amendments are to be especially noted: previously, IAS 19 permitted choices on how actuarial gains and losses were accounted for in financial statements. They could be recognised in the profit and loss, under other comprehensive income or deferred, using the so-called “corridor approach”. These options will be abolished in the revision of IAS 19 and the actuarial profit and loss must be reported directly under other comprehensive income. Furthermore, the expected revenues from the plan assets were previously calculated using the subjective management expectations of the performance of the investment portfolios. With the application of the amendments to IAS 19, only one type of interest will be permitted for plan assets at the level of the current discount rate of the pension obligations. The amendments are to be first applied to fiscal years starting on or after January 1, 2013. Earlier application is permitted. The future application of IAS 19 will have no impact on the reporting of the asset, financial and earnings position of the Qype Group.

On June 16, 2011, the IASB also published changes to IAS 1 “Presentation of Financial Statements”. The way gains and losses are presented in other comprehensive income is to be changed. In future, the presentation of gains and losses in other comprehensive income that may be subsequently reclassified to profit and loss (recycling) should be kept separate from the presentation of other gains and losses that will not be reclassified. If the presentations are shown gross i.e., without netting with an effect on deferred taxes, they may no longer be shown as one total; instead, they should be divided into the two groups. The amendment is to be first applied to fiscal years starting on or after July 1, 2012.

On December 16, 2011, the IASB published amendments to IAS 32 and IFRS 7. The amendment to IAS 32 clarified the requirements for the offsetting of financial instruments. The definition of the current legal right to offsetting has been expanded and clarified by the amendment. It sets out which gross settlement procedures (in relation to standards) can be accounted for as net settlements. Given this clarification, the regulations regarding the disclosures in IFRS 7 have also been expanded. The amendments to IAS 32 are to be first applied to fiscal years starting on or after January 1, 2014. The amendments to IFRS 7 are to be first applied to fiscal years starting on or after January 1, 2013.

In May 2012 the IASB published the exposure draft ED/2012/1 (Annual improvements to IFRS 2010-2012). Through the Annual Improvements Project 2010-2012, changes are proposed to a total of 11 standards. Given the changes to the wording in a number of IFRS, clarification of the existing regulations will follow. There are also changes that will affect accounting, recognition or measurement. The changes are expected to apply to fiscal years beginning on or after 1 January 2014. Changes to IFRS 3 and IFRS 9 apply effective 1 January 2015. The application of the changes will not have a significant impact on the asset, financial and earnings position of the Qype Group.

(5) Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(i) Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is the estimated amount for which a property could be exchanged on the date of acquisition between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably. The fair value of items of plant, equipment, fixtures and fittings is based on the market approach and cost approaches using depreciated replacement cost when appropriate. Depreciated replacement cost reflects adjustments for physical deterioration as well as functional and economic obsolescence.

(ii) Intangible assets

The fair value of intangible assets is based on the discounted cash flows expected to be derived from the use and eventual sale of the assets.

(iii) Marketable securities

The fair value of marketable securities is determined using quoted prices.

(iv) Trade and other receivables

The fair value of trade and other receivables is estimated at the present value of future cash flows, discounted at the market rate of interest at the reporting date. This fair value is determined for disclosure purposes or when such assets are acquired in a business combination.

(v) Other non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. In respect of the liability component of convertible notes, the market rate of interest is determined by reference to similar liabilities that do not have a conversion option.

(vi) Share-based payment transactions

The fair value of share appreciation rights is measured based on the expected entity value derived from the last round of financing. Further measurement inputs include the liquidation preferences and the likelihood of a change in control.

(6) Revenue

Qype generates its service revenue in “Local sales” (Premium partnerships web & mobile), “Brand sales” (Display advertising), “Vouchers” (Qype deals) and “Partnerships & eCommerce” (Key account sales and sponsorships). The “Vouchers” revenue is due to the acquisition and initial consolidation of the cooledeals GmbH.

in kEUR	2011	2010
Local sales	4.100	1.763
Brand sales	1.459	1.912
Vouchers	287	0
Partnerships & eCommerce	631	202
	6.477	3.877

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(7) Other operating income

The following table breaks down the primary items of sundry operating income:

in kEUR	2011	2010
Earnings from non-cash benefits	16	0
Income from receivables previously written down	2	3
Foreign currency gains	1	2
Release of provisions	0	26
Income from third party recharge	0	7
Other items	6	1
	25	39

(8) Cost of materials

The cost of materials comprise of the cost of purchased services in an amount of kEUR 32 (kEUR 32 in 2010).

(9) Personnel expenses

in kEUR	2011	2010
Wages and salaries	5.229	3.482
Stock appreciation program	525	241
Social security and welfare expenses	863	695
	6.617	4.418

In accordance with German statutory provisions, contributions are also made to state-administered pension funds. The current contributions are shown as expenses for the respective year (IAS 19.46). Employer contributions made by the Group to state-administered pension funds totalled kEUR 225 (in 2010: kEUR 151).

(10) Depreciation and amortization

The following table shows the regular depreciation and amortization expense for the years:

in kEUR	2011	2010
Intangible assets	16	5
Operating and office equipment	76	53
	92	58

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(11) Other operating expenses

The following table breaks down the primary items of other operating expenses:

in kEUR	2011	2010
IT, internet and communication costs	1.336	1.205
Freelancer expenses	1.016	974
Sales and marketing costs	980	584
Legal advice, professional service, accounting and audit fees	830	1.453
Write-downs of trade receivables	537	924
Travel, entertainment and other business expenses	467	354
Office costs	436	238
Office equipment costs	113	78
Bank charges	86	53
Other items	482	46
	6.283	5.909

Among other things, other items include: insurance costs and training costs.

(12) Finance income and finance costs

The financial result recognized in profit or loss can be broken down as follows:

in kEUR	2011	2010
Interest and similar income	1	1
Net gain on disposal of available-for-sale securities reclassified from equity	4	32
Interest expense on convertible loans	-135	0
Other interest expenses	-1	0
	-131	33

The financial result recognized in other comprehensive income net of tax can be broken down as follows:

in kEUR	2011	2010
Net change in fair value of available-for-sale securities	0	1
Net change in fair value of available-for-sale securities reclassified to profit or loss upon disposal	-4	-22
	-4	-21

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(13) Operating and office equipment

Operating and office equipment

	Note	Operating and office equipment
Cost
Balance at 1 January 2010		213.811,94
Additions		135.304,91
Effect of movement in exchange rates		2.266,67
Disposals		-1.653,49
Balance at 31 December 2010		349.730,03

Balance at 1 January 2011		349.730,03
Additions		92.383,12
Additions through business combination		5.145,90
Effect of movements in exchange rates		3.177,70
Disposals		-778,50
Balance at 31 December 2011		449.658,25

Depreciation and impairment losses
Balance at 1 January 2010		123.279,98
Depreciation for the year		53.274,67
Effect of movements in exchange rates		1.599,84
Disposals		-943,48
Balance at 31 December 2010		177.211,01

Balance at 1 January 2011		177.211,01
Depreciation for the year		75.890,56
Effect of movements in exchange rates		1.032,90
Balance at 31 December 2011		254.134,47

Carrying amounts
At 1 January 2010		90.531,96
At 31 December 2010		172.519,02
At 31 December 2011		195.523,78

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(14) Intangible assets and goodwill

	Goodwill See Note 3.a.i	Software	Total
Cost
Balance at 1 January 2010	0,00	31.531,73	31.531,73
Additions	0,00	5.215,19	5.215,19
Effect of movement in exchange rates	0,00	0,00	0,00
Disposals	0,00	958,42	958,42
Balance at 31 December 2010	0,00	35.788,50	35.788,50

Balance at 1 January 2011	0,00	35.788,50	35.788,50
Additions	0,00	3.302,07	3.302,07
Additions through business combination	188.768,35	24.735,68	213.504,03
Balance at 31 December 2011	188.768,35	63.826,25	252.594,60

Amortisation and impairment losses
Balance at 1 January 2010	0,00	18.043,27	18.043,27
Amortisation for the year	0,00	5.120,19	5.120,19
Disposals	0,00	26,42	26,42
Balance at 31 December 2010	0,00	23.137,04	23.137,04

Balance at 1 January 2011	0,00	23.137,04	23.137,04
Amortisation for the year	0,00	15.955,75	15.955,75
Impairment loss	0,00	0,00	0,00
Balance at 31 December 2011	0,00	39.092,79	39.092,79

Carrying amounts
At 1 January 2010	0,00	13.488,46	13.488,46
At 31 December 2010	0,00	12.651,46	12.651,46
At 31 December 2011	188.768,35	24.733,46	213.501,81

The aggregate amount of software development expenditure recognized as an expense amounts to kEUR 1.406 (2010: kEUR 704).

(15) Marketable securities

Investments in money market funds classified as available-for-sale financial assets with a carrying amount of kEUR 0 at 31 December 2011 (2010: kEUR 1.175) have no fixed interest rate. The fair value of these securities was measured using the quoted prices for these funds. These funds are held for the purpose of meeting short-term cash commitments and are classified as cash equivalents in the statements of cash flows.

The Group’s exposure to credit, currency and interest rate risks and fair value information related to other investments are disclosed in note 27.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(16) Taxes

Tax expenses

in kEUR
Current tax expenses	2011	2010
Current year / adjustments for prior years	0	0
	0	0
Deferred tax expenses (income)
Origination and reversal of temporary differences	-28	22
Recognition of previously unrecognized tax losses	-55	-15
	-83	7
Total tax expense (income)	-83	7

Tax recognised directly in equity:

	2011			2010
In kEUR	Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax
Convertible loans	279	-84	195	0	0	0

Tax recognised in other comprehensive income:

	2011			2010
In kEUR	Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax
Available-for-sale financial assets	-4	1	-3	-29	8	-21

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items.

in kEUR	2011	2010
Temporary difference on stock appreciation rights	0	-238
Tax losses	-32.083	-21.717
	-32.083	-21.955

Deferred tax assets have not been recognised in respect of the temporary difference on stock appreciation rights and the tax losses because it is not probable that future taxable profit will be available against which the Group can utilise the benefits therefrom.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

In kEUR	2011		2010
	Assets	Liabilities	Assets	Liabilities
Operating and office equipment	0	-23	0	-23
Available-for-sale financial assets	0	0	0	-1
Convertible loans	0	-55	0	0
Provision for stock appreciation rights	0	0	1	0
Tax loss carry-forward	78	0	23	0
Tax (assets) liabilities	78	-78	24	-24

Set off of tax	-78	78	-24	24
Net tax (assets) liabilities	0	0	0	0

Movements in deferred tax balances during the year:

in kEUR	2011	2010
Operating and office equipment
Balance 1. January	23	0
Recognized in profit or loss	0	23
Balance 31 December	23	23

Available-for-sale financial assets
Balance 1. January	1	9
Recognized in other comprehensive income	-1	-8
Balance 31 December	0	1

Convertible loan
Balance 1. January	0	0
Recognized directly in equity	84	0
Recognized in profit or loss	-29	0
Balance 31 December	55	0

Provision for stock appreciation rights
Balance 1. January	-1	0
Recognized in profit or loss	1	-1
Balance 31 December	0	-1

Tax loss carry-forward
Balance 1. January	-23	-8
Recognized in profit or loss	-55	-15
Balance 31 December	-78	-23

For the years ended 31 December 2011 and 2010, the actual combined German federal corporation income tax rate (15,83%) and trade tax rate (16,45%) amounted to 32,28%.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(17) Trade receivables

In kEUR	2011	2010
Trade receivables (gross)	1.804	1.130
Allowances	-618	-131
	1.186	999

(18) Non-current and current other assets

In kEUR	Remaining term		Total	Remaining term		Total
	up to 1 year	over 1 year	31 Dec 2011	up to 1 year	over 1 year	31 Dec 2010
Deposits	8	221	229	0	134	134
Suppliers with debit balances	88	0	88	17	0	17
Other	56	0	56	8	0	8
Financial assets	152	221	373	25	134	159
VAT receivable	31	0	31	91	0	91
Other tax receivable	22	0	22	11	0	11
Prepaid expenses	65	0	65	35	0	35
Non-financial assets	118	0	118	137	0	137
Total	270	221	491	162	134	296

(19) Cash and bank balances

in kEUR	2011	2010
Bank balances	432	1.682
Cash and bank balances	432	1.682

Marketable securities	0	1.175
Cash and cash equivalents in the statement of cash flows	432	2.857

(20) Capital and reserves

The development of equity is presented in the attached consolidated statement of changes in equity. In June 2010 the subscribed capital was increased by EUR 17.891,00, the capital reserve by EUR 6.481.800,17 through cash contribution. The subscribed capital of EUR 124.691,00 as of 31 December 2011 is fully paid in.

(21) Loans and borrowings

The company entered in 2011 in convertible loan agreements with its shareholders. The loans bear an interest rate of 3% and are due in less than one year. The lenders have the right to request in lieu of a repayment of the loans, that the relevant claims are converted into new shares of the Qype GmbH.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

The received loan amounts of kEUR 3.000 were split-up into a liability component of kEUR 2.721 and an equity component of kEUR 279 using an interest rate of 12%, which is derived from a similar loan the company contracted with a bank in 2012. The fair value of the liability component at 31 December 2011 is kEUR 2.856.

(22) Share-based payment arrangements

The company has introduced a Stock Appreciation Program in 2009 with a duration until 31 December 2018, which allows allocating a specific number of virtual shares with a nominal value of 1,00 EUR to selected employees. The virtual shares are not transferable. The program is designed as a pure contract for difference, i.e. the employee shall have no immediate participation in the share capital and shall receive exit remuneration after four years of service. The exit remuneration occurs in the event of a transfer of more than 50% of the equity interest in the company to one or several new shareholders (disposal event). In case of a capital increase from the company's resources the number of the employees’ virtual shares shall rise in the same proportion as the share capital. The value of this remuneration is calculated based on an estimate of the value of the shares at the anticipated date of the exit and preferential shareholder claims as well as transaction costs are deducted. Based on this calculated net price, the company is obliged to pay out the remuneration in cash. On account of the greater probability the disposal event would occur the provision was raised up to kEUR 766 in current year for the 15.637 issued virtual shares (in 2010: kEUR 241 for 12.184 virtual shares).

(23) Deferred income

Due to billings in advance of services rendered the deferred income amounts to kEUR 662 at 31 December 2011 (in 2010: kEUR 797) and has a remaining term of less than one year.

(24) Provisions

In kEUR	Litigation	Stock appreciation rights	Personnel related	Other	Total
1 January 2010	690	—	—	98	788
Provisions made	185	241	172	18	616
Provisions used	—	—	—	72	72
Provisions reversed	—	—	—	26	26
31 December 2010	875	241	172	18	1.306
Provisions made	—	525	36	46	607
Provisions used	—	—	21	18	39
Provisions reversed	—	—	—	—	—
31 December 2011	875	766	187	46	1.874

Qype is party to two lawsuits regarding fees payable for directory data that Qype and its predecessor purchased from Deutsche Telekom AG (“Deutsche Telekom”) between 2005 and 2008 at a rate set by the German Federal Network Agency (“FNA”). Following German court decisions overturning the rate set by the FNA, Deutsche Telekom sued Qype in the Regional Court of Bonn on August 26, 2010 for approximately €1.5 million plus interest for additional fees for data delivered between 2005 and 2008. In August 2011, the court rejected Deutsche Telekom’s claim in full and Deutsche Telekom appealed the decision to the Higher Regional Court of Cologne, which referred the appeal to the Higher Regional Court in Düsseldorf in July 2012. The appeal is expected to be heard in the first half of

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

2013. In addition, on August 6, 2012, Deutsche Telekom filed a claim against Qype for approximately €118,400 plus interest asserting Qype was unjustly enriched as a result of paying an insufficient rate for directory data from 2005 to 2008. A statement of defense was filed on Qype’s behalf on October 9, 2012 and the hearing for this matter has been scheduled for December 19, 2012.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(25) Trade and other payables

In kEUR	Remaining term		Total	Remaining term		Total
	up to 1 year	over 1 year	31 Dec 2011	up to 1 year	over 1 year	31 Dec 2010
Trade payables	1.096	0	1.096	385	0	385
Customers with credit balances	104	0	104	31	0	31
Other	54	22	76	43	0	43
Financial liabilities	1.254	22	1.276	459	0	459
VAT payable	484	0	484	0	0	0
Other tax and social security charge payables	171	0	171	221	0	221
Non-financial liabilities	655	0	655	221	0	221
Total	1.909	22	1.931	680	0	680

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(26) Segment Reporting

Qype Group conducted segment reporting and applied IFRS 8: “Operating segments”. IFRS 8 stipulates that operating segments are to be defined based on existing structures for internal management of Group entities whose operating results are regularly reviewed by the key decision maker in the company with the purpose of making decisions on allocating resources to this segment and assessing the segment’s profitability. The accounting principles applicable to this segment, which is subject to reporting requirements, are consistent with the disclosures in notes section (3) “Significant accounting policies”. Qype has one reportable segment.

The geographical breakdown of revenues into “Domestic and Euro-zone countries” and “United Kingdom” reflects the organizational focus.

In kEUR	2011	2010
Domestic and Euro-zone countries	4.449	3.242
United Kingdom	2.028	635
	6.477	3.877

The major customer within the reportable segment is Google with revenues of kEUR 982 (in 2010: kEUR 1.018).

The segmented non-current assets for the period under review are shown in the following table:

In kEUR	2011	2010
Domestic and Euro-zone countries	417	202
United Kingdom	213	117
	630	319

(27) Financial instruments

Financial risk management

Overview

The Group has exposure to the following risks arising from financial instruments:

•	credit risk

•	liquidity risk

•	market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

Risk management framework

The management has overall responsibility for the establishment and oversight of the Group’s risk management framework.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

The management monitors compliance with the Group’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Group.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and investment securities.

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was as follows.

in kEUR	Note	2011	2010
Trade receivable	17	1.186	999
Other assets	18	373	159
Marketable securities	15	—	1.175
Cash and cash equivalents	19	432	1.682
		1.991	4.015

The carrying amounts of the financial assets approximate the fair values.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Trade receivables

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. Neither on single customer base nor geographically there is a concentration of credit risk.

Due to the business in which the Qype Group operates there is no need for a creditworthiness check of customers. As well the Group does not require collateral in respect of trade receivables.

The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets. If the Group is notified about the insolvency of a customer, either the carrying amount of an impaired receivables will be reduced or the receivable will be written off directly.

The maximum exposure to credit risk for trade receivables at the reporting date by geographic region was as follows.

In kEUR	2011	2010
Domestic and Euro-zone countries	769	588
United Kingdom	417	411
	1.186	999

Impairment losses

The aging of trade receivables at the reporting date that were not specifically impaired was as follows.

In kEUR	2011	2010
Neither past due nor impaired	260	58
Past due 1-30 days	625	536
Past due 31-90 days	547	356
Past due 91-180 days	249	180
	1.681	1.130

The movement in the allowance for impairment in respect of trade receivables during the year was as follows.

In kEUR	Individual impairments	Lump-sum impairments
Balance 1 January 2010	0	32
Impairment loss recognised	0	170
Amounts written off	0	-71
Balance at 31 December 2010	0	131
Impairment loss recognised	123	415
Amounts written off	0	-51
Balance at 31 December 2011	123	495

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

The individual impairments at 31 December 2011 relates to several customers that have indicated that they are not expecting to be able to pay their outstanding balances, mainly due to economic circumstances.

The Group believes that the unimpaired amounts that are past due by more than 30 days are still collectible, based on historic payment behaviour. Based on the Group’s monitoring of customer credit risk, the Group believes that, except as indicated above, no impairment allowance is necessary in respect of trade receivables not past due.

Other assets

The highest credit risk exposure in connection with the other financial assets is the complete default of the counterparties, which would result in a loss of the carrying amount.

Marketable securities

The company held in 2010 money market funds issued by Deutsche Bank AG and Union investment Service Bank AG. The funds are classified by the issuers as moderate risk investments.

Cash and cash equivalents

The Group held cash and cash equivalents of kEUR 432 at 31 December 2011 (2010: kEUR 1.682), which represents its maximum credit exposure on these assets. The cash and cash equivalents are held with bank and financial institution counterparties, which are rated with a high or medium credit quality.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

In order to assess the liquidity risks, there are Group-wide monthly analyses of planned incoming and outgoing payments and of the planned development of net liquidity. The plans for the development of net liquidity are drawn up on the basis of a comparison of existing financial investments and financing transactions, their scheduled due dates and existing liquidity reserves. All financing decisions concerning the tying up of capital are made on the basis of this analysis. In order to guarantee the liquidity and therefore the financial flexibility of the Group, the shareholders have agreed to provide the Group with the funds needed therefore and the Qype GmbH continued existence is dependent on further financial support from the shareholders.

In the year under review the Qype Group was able to meet all its payment obligations (interest and redemptions) punctually and without cause for complaint. This also applies to all other financial liabilities, insofar as there were no legal or other objections.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

31 December 2011 in kEUR	Carrying amount	Contractual cash flows*	2 months or less	2 – 12 months	1 – 2 years	More than 2 years
Convertible loans	2.856	3.105	—	3.105	—	—
Trade payables	1.096	1.096	1.096	—	—	—
Other	180	180	140	18	22	—

Total	4.132	4.381	1.236	3.123	22	—

31 December 2010 in kEUR	Carrying amount	Contractual cash flows	2 months or less	2 – 12 months	1 – 2 years	More than 2 years
Convertible loans	—	—	—	—	—	—
Trade payables	385	385	385	—	—	—
Other	74	74	74	—	—	—

Total	459	459	459	—	—	—

*	The contractual cash flow will occur, when the loans are not converted.

The carrying amounts of the financial liabilities equal the fair values.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

Currency risk

The Group is exposed to currency risk on sales, purchases and borrowings that are denominated in a currency other than the respective functional currencies of Group entities, the Euro and the GBP. The currencies in which these transactions primarily are denominated are EURO, USD and GBP.

Interest on borrowings is denominated in the currency of the borrowing. Generally, borrowings are denominated in currencies that match the cash flows generated by the underlying operations of the Group. This provides an economic hedge without derivatives being entered into and therefore hedge accounting is not applied in these circumstances.

In respect of other monetary assets and liabilities denominated in foreign currencies, the Group’s policy is to ensure that its net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates when necessary to address short-term imbalances.

Exposure to currency risk

Exchange rate fluctuations can induce undesirable and unpredictable volatility of earnings and cash flows.

Due to the international orientation of the Qype Group there is exposure to foreign currency risk during the Group’s normal business activities. Risks on the basis of the principle of functional currency are to be classified as low due to the fact that the services provided are invoiced in the currencies of EURO and GBP. For this reason no currency hedging transactions are carried out. On the basis of consideration according to functional currency, there are currency risks for transactions in progress, in particular with regard to suppliers.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

The companies within the Group are always exposed to currency risk if payments are made in currencies other than their respective functional currency. The following table shows the effects of currency differences affecting income:

in kEUR	2011	2010
Other income	1	2
Other expenses	-2	-6
	-1	-4

Broken down by currency, the exposure to fluctuations of foreign currencies are as follows (also net position):

in kEUR	2011	2010
Trade payables in EUR	117	22
Trade payables in GBP	20	4
Trade payables in USD	1	4

Translation risk

There is exposure to translation risk at Group level due to the consolidation of the UK subsidiary which draws up its balance sheets in GBP. The long-term exchange rate risks associated with investments in shareholdings in companies that do not draw up their balance sheets in the euro is assessed on a continuous basis.

In the event of appreciation of the EURO against the GBP of 10%, the effect of this translation risk on the UK subsidiary would have the following consequences for the Group’s equity and income statement:

in kEUR	2011	2010
A 10% change in the exchange rate would have the following effects on equity	253	69
A 10% change in the exchange rate would have the following effects on the income statement	320	187

Interest rate risk

At the reporting date the Group had only the shareholder loans (see note 21) with a carrying amount of kEUR 2.872 as 3% fixed-rate interest bearing financial liabilities. In 2010 the group had no interest bearing financial liabilities. Therefore a change in interest rates at the reporting date would not affect the Group.

Other market price risks

Market price risks include changes to the fair value of assets or of future cash flows. Further risks include risks from factors affecting the procurement of supplies, in particular significant changes to purchase prices. Other risks included in this category are non-financial risks and other entrepreneurial risks. There are no notable quantifiable market risks.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Capital management

The management's policy is to sustain future development of the business. The management includes in its approach to secure the funds for this beside the equity also the shareholder loans. There were no changes in the Group’s approach to capital management during the year.

In order to cover the liquidity requirement from the operative business and for the further financing of the growth, management expects that the shareholders will continue to invest until a positive cash flow is achieved (see also note 2(c)).

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Accounting classifications and fair values

Fair values versus carrying amounts

The fair values of financial assets and liabilities, together with the carrying amounts shown in the statement of financial position, are as follows:

31 December 2011 in kEUR	Note	Loans and receivables	Available-for-sale	Other financial liabilities	Total carrying amount	Fair value
Cash and bank balances	(19)	432	—	—	432	432
Trade receivables	(17)	1.186	—	—	1.186	1.186
Other financial assets	(18)	373	—	—	373	373
		1.991	—	—	1.991	1.991
Convertible notes – liability component	(21)	—	—	2.856	2.856	2.856
Trade payables	(25)	—	—	1.096	1.096	1.096
Other financial liabilities	(25)	—	—	180	180	180
		—	—	4.132	4.132	4.132

31 December 2010 in kEUR	Note	Loans and receivables	Available-for-sale	Other financial liabilities	Total carrying amount	Fair value
Cash and bank balances	(19)	1.682	—	—	1.682	1.682
Marketable securities	(15)	—	1.175	—	1.175	1.175
Trade receivables	(17)	999	—	—	999	999
Other financial assets	(18)	159	—	—	159	159
		2.840	1.175	—	4.015	4.015
Trade payables	(25)	—	—	385	385	385
Other financial liabilities	(25)	—	—	74	74	74
		—	—	459	459	459

(28) Operating leases

Non-cancellable operating lease rentals are payable as follows:

in kEUR	2011	2010
Less than one year	794	397
Between one and five years	1.545	2.339
More than five years	—	—
	2.339	2.736

The Group leases a number of offices as well as IT and office equipment. The Group determined based on the risks and opportunities associated with the respective leased asset, that these contracts are classified as operating leases. Some leases provide for additional rent payments that are based on changes in a local price index.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

During the year an amount of kEUR 397 was recognised as an expense in profit or loss in respect of operating leases (2010: kEUR 215).

(29) Related parties

The related companies and persons of the Qype Group include all affiliated companies. Furthermore, the Managing Director and the members of the Supervisory Board of Qype GmbH and their close relatives are to be seen as related persons. These persons received no further remuneration than that listed below.

	Remuneration Managing Director	Remuneration Supervisory Board	Total remuneration executive bodies
Payments due in short term	kEUR	kEUR	kEUR
Wages / salaries	290	20	310
Share-based payments	286	—	286
Total 2011	576	20	596
Wages / salaries	323	20	343
Share-based payments	83	—	83
Total 2010	406	20	426

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

No loans or advances were paid to members of the executive bodies either during the course of the financial year or on the balance sheet date. The managing directors are participating in the stock appreciation program and have been awarded 7.568 virtual shares. Furthermore, there were no other significant business transactions with members of the executive bodies and the Company. There were and are no guarantees or other commitments to the benefit of members of the executive bodies of the Company. No remuneration was paid to former members of the executive bodies of the Company either in the year under review or in the previous year.

No payments have been made after the termination of employment relations.

Business transactions with related parties are detailed in the following table:

	2011	2010
	kEUR	kEUR
Key personnel
Stephan Uhrenbacher for product work	—	40

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(30) Group entities

The following table shows the companies included in the consolidated financial statements – in addition to the parent company – as at 31 December 2011:

Name	Registered office	Group share capital	Voting rights held
Qype Limited, United Kingdom	London	100	100
Qype SARL, France	Paris	100	100
Cooledeals GmbH Germany (1)	Munich	100	100

(1)	The company has been merged with Qype as of 1 March 2011.

(31) Subsequent events

Acquisition

On October 23, 2012, Yelp Inc. (the “Yelp”) and Yelp Ireland Ltd., a wholly-owned subsidiary of the Company (“Yelp Ireland”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Qype GmbH (“Qype”) and its shareholders. Pursuant to the Purchase Agreement, Yelp Ireland acquired all of the outstanding equity interests in Qype for EUR 18.574.595 (approximately $24,2 million as of the time of closing) and 968.919 shares of the Yelp’s Class A Common Stock, and Qype became an indirect wholly-owned subsidiary of Yelp. The transaction closed upon the execution of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations, including a cash escrow of a portion of the purchase price for the benefit of Yelp and Yelp Ireland of EUR 7.829.457 (approximately $10,1 million as of the time of closing) for a two-year period after the closing of the acquisition to satisfy any indemnification obligations that may arise. A portion of the cash escrow may be released after the first anniversary of the closing of the acquisition. Of such escrow amount, EUR 4.697.674 was deposited in escrow at the time of closing and the remaining EUR 3.131.783 will be deposited in escrow if Qype delivers to Yelp certain consolidated financial statements of Qype and its subsidiaries, audited under International Financial Reporting Standards, within 45 days following the closing of the transaction or, if not so delivered, Yelp is nonetheless successful in obtaining and filing such financial statements with the Securities and Exchange Commission (the “SEC”) in a timely manner (in which case the remaining escrow amount would be deposited at the time of such filing). The Purchase Agreement provides that the purchase price will be subject to post-closing adjustment based on net working capital.

Goodwill impairment

As of 31.12.2011, the company shows Goodwill of EUR 188.768,35 resulting from the acquisition of cooledeals GmbH in February 2011. As of October 23rd 2012, all operations of QypeDeals are discontinued which results in an 100% impairment of the goodwill.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

Waive of SAR

The company issued a Stock Appreciation Rights (SAR) Program in 2009 to let selected employees and advisors financially participate in the common capital stock. It was set up as a pure contract for difference and granted SARs vest over 4 years, with end of the vesting period being the end of the employment contract, whatever events happens earlier. The value of the vested SARs as of Dec 31st amounted €765.000. As of October 23rd 2012, the value of the vested SAR amounted €0 due to the liquidation preferences defined in the Investment and Shareholder Agreements and the shareholder loan agreements. As part of a “special indemnity” clause, the selling shareholders assumed all potential remaining liabilities out of the SAR program.

Convertible loans

As of Dec 31st 2011, the company received shareholders loans amounting €2.999.998. These loans are subject to a 3% interest per annum.

As of Oct 23rd 2012, immediately prior to the closing of the transactions contemplated by the Purchase Agreement, the shareholders holding convertible notes of Qype GmbH amounting to €6.250.002 assigned to Qype GmbH any and all claims of repayment on the principal amount of, and accrued interest and penalties on, they held in the convertible notes, and waived any further rights or claims they had against Qype GmbH in connection with such convertible notes. The convertible notes were then terminated upon closing of the transactions contemplated by the Purchase Agreement for no additional consideration.

Restructuring

As of October 23rd 2012, the company decided to discontinue QypeDeals in Germany and the UK. The Key Accounts department was also shut down and the company also decided to discontinue the community teams in France and the UK. Due to on-going negotiations, the company expects the total severance and payments in lieu of notice cost not to exceed €400.000. The company also decided to terminate the office lease contracts in France, Spain and one office in the UK. The cost of continuing the leases until termination amount €11.838,42. Cost for legal advice is estimated not to exceed €200.000.

Spanish subsidiary

Qype Spain SL was established as of 13.06.2012 and started to trade. It is wholly owned by Qype GmbH.

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(32) First-time adoption of IFRS

The date of transition to IFRS is 1 January 2010. The Group applied IFRS 1 Fist-time Adoption of International Financial Reporting Standards (IFRS) in preparing these first IFRS consolidated financial statements. The effects of the transition to IFRS on equity, total comprehensive income and reported cash flows are presented in this section and are further explained in the notes that accompany the tables

(a) First-time adoption exemptions applied

The Group has used estimates under IFRS that are consistent with those applied under previous GAAP unless there is objective evidence those estimates were in error.

The Group has elected not to apply IFRS 3 Business Combinations (IFRS 3) retrospectively to business combinations that occurred before the date of transition. The exemption has no significant effect for the reason being that the entities in United Kingdom and France were founded by the parent company.

The Group has elected to designate some financial assets as available-for-sale at the date of transition.

(b) Reconciliation of equity

		As at 1 January 2010 (date of transition)			As at 31 December 2010 (End of last period presented under previous GAAP)
	Previous GAAP	Effect of transition to IRFS	IFRS Opening balance sheet	Previous GAAP	Effect of transition to IRFS	IFRS Opening balance sheet
Non-current assets
Intangible assets	13.488,46		13.488,46	12.651,46		12.651,46
Operating and office equipment	90.531,96		90.531,96	172.519,02		172.519,02
Other financial assets	35.545,90		35.545,90	133.887,35		133.887,35

Current assets
Trade receivables	1.048.626,63		1.048.626,63	998.995,22		998.995,22
Other assets	84.594,35		84.594,35	162.125,19		162.125,19
Marketable securities	1.666.306,49	33.077,35	1.699.383,84	1.138.497,74	36.478,75	1.174.976,49
Cash on hand and at banks	232.359,53		232.359,53	1.682.223,67		1.682.223,67
TOTAL ASSETS	3.171.453,32	33.077,35	3.204.530,67	4.300.899,65	36.478,75	4.337.378,40

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

		As at 1 January 2010 (date of transition)			As at 31 December 2010 (End of last period presented under previous GAAP)
	Previous GAAP	Effect of transition to IRFS	IFRS Opening balance sheet	Previous GAAP	Effect of transition to IRFS	IFRS Opening balance sheet
Current liabilities
Provisions	788.200,00		788.200,00	1.065.116,40	241.008,00	1.306.124,40
Deferred tax liabilities	0,00		0,00	22.600,75	-22.600,75	0,00
Trade payables	747.482,93		747.482,93	384.842,32		384.842,32
Shareholder loans	0,00		0,00	100,00		100,00
Other liabilities	57.811,77		57.811,77	295.315,21		295.315,21
Deferred income	0,00		0,00	797.072,26		797.072,26
TOTAL LIABILITIES	1.593.494,70	0,00	1.593.494,70	2.565.046,94	218.407,25	2.783.454,19
TOTAL ASSETS LESS TOTAL LIABILITIES	1.577.958,62		1.611.035,97	1.735.852,71		1.553.924,21
Subscribed capital	106.800,00		106.800,00	124.691,00		124.691,00
Capital reserve	13.517.898,35		13.517.898,35	19.999.698,52		19.999.698,52
Retained earnings	-12.054.994,43	8.269,34	-12.046.725,09	-12.054.994,43	8.269,34	-12.046.725,09
Loss of the year				-6.281.669,41	-193.791,84	-6.475.461,25
Foreign currency exchange reserve	8.254,70		8.254,70	-51.872,97		-51.872,97
Fair Value Reserve (AFS)	0,00	24.808,01	24.808,01	0,00	3.594,00	3.594,00
TOTAL EQUITY	1.577.958,62	33.077,35	1.611.035,97	1.735.852,71	-181.928,50	1.553.924,21

	1 January 2010		31 December 2010
Total equity under previous GAAP	1.577.958,62		1.735.852,71
Provision for stock appreciation rights	0,00		-241.008,00
Designation of Financial assets as AfS	33.077,35		4.808,86
Tax effect of the above	-8.269,34		-1.214,86
Recognition of deferred tax asset	8.269,34		23.815,61
Result on sale AfS financial assets	0,00		31.669,89
Total adjustment to equity	33.077,35		-181.928,50
Total equity under IFRS	1.611.035,97		1.553.924,21

(c) Reconciliation of total comprehensive loss

Net income for the year
Loss previous GAAP	-6.281.669,41
Currency translation	-60.127,67
Recognition of provision for stock appreciation rights	-241.008,00
Recognition of deferred tax asset	15.546,27
Result on sale AFS financial assets	31.669,89

Items recognised in other comprehensive income under IFRS, net of tax	-21.214,01
Total comprehensive loss	-6.556.802,93

Qype GmbH, Hamburg

Notes to the consolidated financial statements 2011

(d) Notes to the reconciliations

Under previous GAAP the Group did not report total comprehensive loss. The Group has elected to designate some financial assets as available-for-sale at the date of transition (marketable securities). The carrying amount under previous GAAP was EUR 1.666.306,49; the fair value was EUR 1.699.383,84. The net of tax effect of the reconciliation (EUR 33.077,35) is recognised in other comprehensive loss under IFRS.

The reconciliation does not have effects on the cash-flow statement.

Hamburg, 19 December 2012

Qype GmbH